UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2007

PHARMERICA CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33380	87-0792558
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1901 Campus Place

Louisville, Kentucky 40299

(Address of principal executive offices) (Zip Code)

(502) 627-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment to Employment Agreement of Gregory S. Weishar

On November 13, 2007, PharMerica Corporation (the “Corporation”) and the Corporation’s Chief Executive Officer, Gregory S. Weishar, entered into Amendment No. 1 (“Amendment No. 1”) to the Letter Agreement dated January 14, 2007, by and between AmerisourceBergen Corporation, Kindred Healthcare, Inc., the Corporation and Mr. Weishar (the “Employment Agreement”).

Amendment No. 1 amends the Employment Agreement to change (i) from 12 months to 18 months the period after the closing (the “Closing”) of the transactions contemplated by the Master Transition Agreement dated October 25, 2006, as amended (“Master Agreement”) in which the Corporation must achieve a synergy target of $30 million for Mr. Weishar to receive an integration bonus of $500,000; and (ii) from 18 months to 24 months the period after the Closing in which the Corporation must achieve an aggregate synergy target of $45 million or more for Mr. Weishar to receive an additional integration bonus of $500,000.

The Employment Agreement was executed prior to the Closing and the Closing occurred later than had been originally been anticipated. As a result, the time period relating to certain synergy bonuses set forth in the Employment Agreement did not correspond to the time period the Corporation established after the Closing to reach certain synergy targets. Amendment No. 1 merely aligns the time period to achieve the bonus targets in Mr. Weishar’s Employment Agreement with the time period established by the Corporation following the Closing. The Corporation has not changed or modified its synergy target dates or synergy estimates; or the amount of Mr. Weishar’s bonus or the targeted synergy amount upon which the bonus is based.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMERICA CORPORATION

Date: November 15, 2007	By:	/s/ Thomas Caneris
Thomas Caneris
Senior Vice President, General Counsel and Secretary